UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

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                      AMERICAN WATER WORKS COMPANY, INC.
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
                 Analyst conference call, Monday Oct 29, 2001.

                             American Water Works

                            Moderator: Jim Harrison
                               October 29, 2001
                                 1:00 p.m. MT

Operator:        Ladies and gentlemen thank you for standing by. Welcome to the American Water Works Company, Inc. third quarter results conference call. At this time, all participants are in a listen-only mode. Later we will conduct question and answer session. At that time, if you have a question, you will need to press the one followed by the four on your telephone. As a reminder this conference is being recorded Monday, October
                 29, 2001. A Post View replay of this conference will be available beginning today at 4:00 pm eastern and running through November 5. To access the Post View replay, you will need to dial 800/633-8284 and enter reservation number
                 19805637. I would now like to turn the conference over to Jim
                 Harrison, Vice-President of Investor Relations. Please go ahead, sir.

Jim Harrison:    Good afternoon. Thank you for participating in this
                 conference call to review our financial results for the third quarter and to those of you listening to the webcast, welcome. I'm Jim Harrison, Vice-President of Investor
                 Relations. Joining me today is Ellen Wolf, our Chief
                 Financial Officer. After I complete some preliminary matters, Ellen will conduct the remainder of the call. Those of you participating on the call should have received a copy of the press release and the financial information. Anyone who did not, you can call Kim Oliver at 480/614-3002, and she will fax it to you. The information can also be found on our website www.amwater.com. Participants or those listening to the call are asked to be aware that forward looking statements made during the call are based on current information and expectations. Those statements are subject to risk and uncertainty that may cause the actual results to differ. It's for that reason, we advise that reference be made to the disclosure language located at the bottom of the press release for an explanation of some of the factors that could impact forward looking statements. With those preliminary matters completed, I'll turn the call over to Ellen.

Ellen Wolf:      Thank you Jim. As noted in our press release, net income from operations for the third quarter was $62.6 million or 63 cents a share excluding one-time amounts that I'll talk about in a minute. These third quarter results exceeded the 51 cents per share earned in the third quarter of 2000 where we had experienced cooler temperatures and more frequent rainfall than is normal for that time of the year. Water sales throughout most of our service areas returned to more historical levels except for our southeast region which continued to experience frequent rainfalls during the third quarter. Total gallons sold for the regulated operations were 102 billion for the third quarter versus 99.5 billion for the same time last year. Our third quarter results were also impacted by some one-time transactions which are shown on the income statement. There are two items. First, expenses incurred to negotiate our agreement with RWE for their purchase of all of the company's common stock resulted in a 10 cents per-share charge. These expenses were offset by a three cent per-share net gain on a sale which occurred at the end of September of our water assets serving the city of Salisbury, Massachusetts.

                 Now to talk about the individual components. On revenues. As we had mentioned in our release, revenues for the quarter increased $31 million to reach $395 million. This represents an 8.5 percent improvement above the $364 million realized during the third quarter last year. Factors contributing to this improvement were improved sales, continued customer growth, and rate increases. The addition of more than 40,000 customers since September 30, 2000 resulted in 2.5 billion gallons of additional sales representing an increase of 2.5 percent gallons. This improvement accounted for almost $10 million of the revenue improvement. Revenues from rate increases accounted for the remaining $21 million of that increase. Ten rate increases were implemented between September 30, 2000 and September 30, 2001. The two most significant rate increases were for approximately $12 million, which was authorized in Missouri, and $5 million, which was authorized in Illinois.

                 On the expense side, an increase of $12.5 million or 8.1 percent in operation and maintenance expenses for the third quarter of this year over the third quarter last year was primarily driven by the results of a $5 million increase in our production costs such as power, purchased water, and chemicals. However, on a per-customer O&M expense basis for the 12 months ended September 30, 2001 we were only up 3.5 percent from per customer O&M for that 12 months ended. Operating margins of 33.5 percent in 2001 were virtually unchanged from the 33.4 percent in 2000. We are making significant progress with the completion of our projects to consolidate customer service and financial functions of the company. Our national call center became operational last quarter and now provides customer service to about half of the total customer base for American Water Works. The scheduled completion date for that project is the end of 2002. Last month, the beginning of September, we began operations of our shared services center that completes many of the financial functions of the company such as payroll, vendor reimbursement, accounting, and rate case preparation on a consolidated basis. That project will be completed by the end of this year.

                 As noted during our discussion of increased revenues, rate increases provided a significant contribution to improved quarterly results. Four additional rate increase requests are pending, which if approved as filed, will produce 55 million in additional revenue. A $39 million request by our Pennsylvania subsidiary and a $13 million request by our Indiana subsidiary account for more than 95 percent of the outstanding requests. Decisions on these requests are anticipated in January 2002 for Pennsylvania and July 2002 for Indiana.

                 In a moment, I'll provide some updated information on the Citizens, Azurix North America, and RWE acquisitions. First I'd like to take a moment to provide additional details regarding our other growth projects. The addition of more than 40,000 customers to our regulated subsidiaries that was mentioned earlier during the revenue increase discussion resulted from the completion and integration of eight different acquisitions since September 30, 2000, and internal growth from projects to extend existing distribution systems. This type of growth will continue as consolidation of the water industry occurs. We also have 23 acquisitions in various states of completion other than the acquisition of the water and wastewater assets owned by Citizens. These acquisitions will add another 40,000-plus customers to our regulated customer base and approximately $6.5 million in additional annual revenue.

                 An update on our contract management business. In September, we completed the acquisition of the remaining interests of our partnership in a joint venture with Environmental Management Corporation. The joint venture provided operating services for municipally owned water and wastewater systems in the Midwest under long-term contracts. Sole ownership of this joint venture continues to strengthen our credentials as an operator of water and wastewater systems. As discussed in the press release, we are moving forward with completion of the Citizens transaction and anticipate closing on that transaction prior to the end of this year. However, procedural delays due to appeals filed with the California Public Utility Commission have delayed closing again at least until the end of this year.

                 We continue to move forward in our acquisition with the Azurix North America and anticipate the closing of that transaction in November. As it relates to approvals for the RWE agreement, we've identified 14 states that we believe require approval. These states are Arizona, California, Connecticut, Illinois, Kentucky, Maryland, New Hampshire, New Jersey, New Mexico, New York, Ohio, Pennsylvania, Virginia and West Virginia. We also will need approval in Connecticut and New Hampshire for our transaction with Kelda Group and our sale of the New England properties to that organization. In five other states, we will be filing advisory letters. These states are Hawaii, Iowa, Missouri, Tennessee, and Texas.

                 That concludes my prepared remarks at this point. Operator, you can now open the call for any questions.

Operator:        Ladies and gentlemen, we will now begin the
                 question-and-answer session. If you have a question, please press the one followed by the four on your telephone. You will hear a three-tone prompt acknowledging your request. If your question has been answered and you wish to withdraw your polling request, you may do so by pressing the one followed by the three. If you are using a speakerphone, please pick up the handset before entering your request. Once again, if you do have a question, please press the one followed by the four at this time. Once again if you do have a question, please press the one followed by the four. Sean Dany with Gruss
                 Asset Management, please go ahead.

Sean Dany:       Yes. Could you please give us a brief picture of what the
                 response has been to the RWE transaction since you guys announced it - I mean from the states?

E. Wolf: We've not met with any of the states individually. I can talk to you about our shareholders who are very pleased with the transaction. In terms of the individual states, we'll be doing our filings over the next month or so. We'll have a better idea at that point.

S. Dany: Are there any states which you expect to represent sort of the gating approval - that have longer approval processes than other states?

E. Wolf: There are some states--each state has a different timeframe in which they must rule or approve the transaction. Some states have absolutely no time limits and other states have a two-month period and some states have a year to look at the transaction. We've looked at all of those historically. There is not one that I would say could delay us beyond any others. California, as you know, we're heading into our second year with that approval and it did take close to two years to get that approval. That was a more complex transaction, the Citizens - at the time, it was combined with San Jose-was more complex that what we're dealing with here, which is a straight acquisition of the parent company.

S. Dany:         OK. Great. Thank you.

Operator:        The next question comes from Michael Herzog with Davidson
                 Kempner. Please go ahead.


Michael Herzog:  Hi. Just building on that, could you give us a little bit more flavor for where you think the important filings are going to be required now? I understand that it is 14 states that we need filings in. Just an overview of how the process is going to go.

E. Wolf: I wish I could give you a cookie cutter answer for all of the states but there isn't one. Different states have different requirements. The way the process we're working on now is that we'll file the applications starting in December. We will file in all 14 states, and then in terms of response to inquiries or questions that they have, we will do and respond to those as soon as we receive the individual comments from the staff and the Commission.

M. Herzog:       Do we know, for instance, whether we definitely have to file with California?

E. Wolf:         Yes we do.

M. Herzog:       We definitely do?

E. Wolf:         Yes.

M. Herzog:       OK.

E. Wolf: In the list of 14 states I mentioned, those are states we have to file in. California is one. New Jersey is another. Pennsylvania--if I look at our major states, it's Pennsylvania, New Jersey, West Virginia, Illinois, California of the larger states.

M. Herzog:       OK, and the feedback to date?

E. Wolf: We've not had discussions with the Commissioners or the staff. We will do that as allowed to by the individual state rules when we file the applications.

M. Herzog:       OK. Thank you.

Operator:        The next question comes from Robert Miller Bakewell with
                 Merrill Lynch. Please go ahead.

Robert Bakewell: Some more background to the 3.5 percent increase in O&M expenses per customer. To what extent do you see that as a run rate going forward? Or do you believe that with the accounting center being fully operational at the end of the year in the customer services area that there will actually be some reductions in the run rate going forward?

E. Wolf: I would expect that our run rate going forward would decrease starting towards the end of 2002 as we complete all of these consolidations.

RM Bakewell:     Thank you.

Operator:        If there are any additional questions, please press the one followed by the four at this time. The next question comes from Jakob Holm with Bay Isle Financial. Please go ahead.

Jakob Holm:      Good afternoon everyone. I was wondering with the 14 states where you must file for approval, if the approval process runs into rough water in any one of those, can RWE walk away from the transaction at this point?

E. Wolf: The transaction, if you--it is available for you to look at the agreement. It is filed with the SEC if you would like to do that. It has several clauses dealing with materiality and material adverse effect. It is our intent as well as RWE's and Thames' to get this transaction completed, and that is the goal that we've set for ourselves.

J. Holm:         OK. Thank you.

Operator:        The next question comes from Christian Correa with Lehman
                 Brothers. Please go ahead.

Christian Correa: Could you repeat the list of states in which you're required to file and the states in which you've made advisory filings.

E. Wolf:         Did I read that too fast?

C.Correa:        It was pretty quick.

E. Wolf: It is available. We will have it up for you to look at. Here it is: Arizona, California, Connecticut, Illinois, Kentucky, Maryland, New Hampshire, New Jersey, New Mexico, New York, Ohio, Pennsylvania, Virginia, and West Virginia. Connecticut and New Hampshire. That is our interpretation at the moment. There are advisory letters that we are filing in Hawaii, Iowa, Missouri, Tennessee, and Texas.

C. Correa:       Great. Thank you.

E. Wolf:         You're welcome.

Operator:        Once again, if you do have a question, please press the one followed by the four at this time. I am showing no additional questions. Please continue with your presentation or any closing comments.

E. Wolf: I'd like to thank each of you for joining us on our quarterly call. If you have any questions, feel free to direct them to myself or Jim Harrison. Thank you.

Operator:        Ladies and gentlemen, that does conclude your conference for today. A Post View replay of this conference will be available beginning today at 4:00 pm eastern and running through November 5th. To access the Post View replay you will need to dial 800/633-8284 and enter reservation number
                 19805637. You may all disconnect. Thank you for participating.

                                    * * *

          American Water Works Company, Inc. (the "Company"), RWE Aktiengesellschaft, a company organized under the laws of the Federal Republic of Germany ("Guarantor"), Thames Water Aqua Holdings GmbH, a company organized under the laws of the Federal Republic of Germany and a wholly owned subsidiary of Guarantor ("Parent"), and Apollo Acquisition Company, a Delaware corporation and a wholly owned subsidiary of Parent ("Sub") have entered into an Agreement and Plan of Merger, dated as of September 16, 2001, pursuant to which Sub will be merged with and into the Company with the Company surviving the merger (the "Merger"). In connection with the Merger, the Company will be filing a proxy statement with the Securities and Exchange Commission (the "SEC"). SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT CONTAINS IMPORTANT INFORMATION REGARDING THE MERGER. Investors and security holders may obtain a free copy of the proxy statement when it becomes available and other documents filed by the Company with the SEC in connection with the Merger at the SEC's web site at www.sec.gov. Security holders of the Company may also obtain for free a copy of the proxy statement and other documents filed with the SEC by the Company in connection with the Merger by contacting Nancy A. Macenko, Vice President External Affairs, at (856) 566-4026.

          The Company and its subsidiaries and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company's stockholders in favor of the Merger. These directors include the following: Marilyn Ware, Gerald C. Smith, J. James Barr, Henry G. Hager, Ross A. Webber, Frederick S. Kirkpatrick, Paul W. Ware, Nancy Ware Wainwright, Ray J. Groves, Elizabeth H. Gemmill, William S. White, Anthony P. Terracciano, William O. Albertini, Rhoda W. Cobb and Horace Wilkins, Jr. and these officers include Joseph F. Hartnett, Jr., Daniel L. Kelleher, W. Timothy Pohl, Robert D. Sievers, Ellen C. Wolf, Nancy A. Macenko and James E. Harrison. Collectively, as of March 5, 2001, the directors and executive officers of the Company may be deemed to beneficially own approximately 21.9% of the outstanding shares of the Company's common stock and under 5% of the outstanding shares of the Company's Cumulative Preferred Stock, 5% Series. Stockholders of the Company may obtain additional information regarding the interests of the participants by reading the proxy statement when it becomes available.

          Forward looking statements in this report, including, without limitation, statements relating to the Company's plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. These factors include, among others, the following: the success of pending applications for rate increases, inability to obtain, or to meet conditions imposed for, regulatory approval of pending acquisitions, weather conditions that tend to extremes of temperature or duration; availability, terms and development of capital; business abilities and judgment of personnel; changes in, or the failure to comply with governmental regulations, particularly those affecting the environment and water quality; competition; success of operating initiatives, advertising and promotional efforts; existence of adverse publicity or litigation; changes in business strategy or plans; quality of management; general economic and business conditions; the ability to satisfy the conditions to closing set forth in the definitive agreement; and other factors described in filings of the Company with the SEC. The Company undertakes no obligation to publicly update or revise any forward looking statement, whether as a result of new information, future events or otherwise.